Exhibit 99.1

For Immediate Release

May 7, 2020

Company Contact: Daniel P. Blasi Vice President, Investor Relations dan.blasi@broadstone.com 585.287.6504

Broadstone Net Lease, Inc. Reports 2020 First-Quarter Results and Provides Update on Impacts of the COVID-19 Pandemic

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (“BNL,” ”we,” or ”us”), an internally-managed real estate investment trust (“REIT”), today announced operating results for the quarter ended March 31, 2020, and provided an update on the impacts of the COVID-19 pandemic on its business and results of operations. All per share amounts presented in this press release are on a diluted per share basis unless stated otherwise.

“We are pleased with what we accomplished during the first quarter of 2020 despite the impact of the COVID-19 pandemic,” said Chris Czarnecki, BNL’s Chief Executive Officer. “In addition to growing revenues and AFFO, we successfully completed the internalization of our management functions, including negotiating the related financing and the seamless on-boarding of our employee base. Unfortunately, the outbreak of the COVID-19 pandemic during the quarter somewhat tempered those achievements.” Czarnecki continued, “While the COVID-19 pandemic did not have a material impact on our first-quarter results of operations, as is the case for most, if not all, institutional landlords, a portion of our tenants have reached out to discuss potential rent relief. We continue to leverage our deep relationships with tenants to understand their challenges that have resulted from the COVID-19 pandemic, and work towards solutions that provide us with the best chance for long-term value protection while navigating what we hope is a relatively short-term disruption. The benefits of our highly diversified portfolio have once again shown through in the form of solid rent collections for April and the beginning of May. We are focused on maintaining a diversified portfolio of high-quality properties, further strengthening our liquidity position, monitoring rent collections, and mitigating risk through active asset management. We will continue to provide our investors and stakeholders with transparent updates as the pandemic progresses.”

FINANCIAL RESULTS

	For the three months ended
	March 31,
(in thousands, except per share data)	2020	2019
Revenues	$78,231	$68,430

Net income, including non-controlling interests	$11,848	$15,022
Net earnings per diluted share	$0.41	$0.62

FFO	$37,572	$38,949
FFO per diluted share	$1.29	$1.62

AFFO	$41,068	$34,169
AFFO per diluted share	$1.41	$1.42

Diluted Weighted Average Shares Outstanding	29,053	24,072

FIRST QUARTER HIGHLIGHTS

-	As compared to the three months ended March 31, 2019, revenues increased by 14.3% and adjusted funds from operations (“AFFO”) increased by 20.2%, while AFFO per diluted share decreased by 0.7%.
-	Sold 10 properties for net proceeds of $35.4 million, recognizing a gain of $7.6 million above net book value.
-	Maintained strong portfolio metrics, including collection of approximately 98% of rents due and a greater than 99% leased portfolio (based on rentable square footage).
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Completed on February 7, 2020, the internalization of the external management functions (the “Internalization”) previously performed by our sponsor and external manager, Broadstone Real Estate, LLC (“BRE”). Upon consummation of the Internalization, BNL’s management team and corporate staff, who had previously been employed by BRE, became employees of an indirect subsidiary of BNL, and BNL is now internally managed.

-	Entered into a $60 million unsecured term loan due in 2022, which was used to partially repay debt acquired as part of the Internalization.

Revenues

The increase in revenues for the three months ended March 31, 2020, was primarily attributable to the growth in our real estate portfolio, which was achieved through recent accretive property acquisitions and continued strong portfolio operating performance. In 2019, we significantly increased the size of our portfolio, adding 74 new properties at a price of approximately $1.0 billion, excluding capitalized acquisition costs. During the three months ended March 31, 2020, we experienced approximately 98% rent collection and greater than 99% occupancy (based on rentable square footage). As of March 31, 2020, the annualized base rent (“ABR”) weighted average annual rent increases on our properties was 2.1%.

As discussed below, a portion of our tenants have requested rent deferrals in light of the impact of the COVID-19 pandemic on their businesses. In circumstances where we agree to a rent deferral that is repaid over a period of time, and where the terms of the lease and amounts paid under the lease are substantially the same, we will continue to recognize the same amount of GAAP lease revenue each period to the extent the amounts are probable of collection. We expect that the amounts we agree to defer will impact our cash flows from operations, and may impact the amount of AFFO we recognize each period. We intend to provide transparent information to investors regarding the impact of rent deferrals on our reported operating metrics.

Net Income

For the three months ended March 31, 2020, net income decreased as compared to the three months ended March 31, 2019, primarily due to a $6.9 million increase in depreciation and amortization expense associated with a larger real estate portfolio, a $5.2 million increase in interest expense associated with incremental borrowings used to partially fund our real estate acquisitions and the Internalization, a $4.2 million increase in the fair value of our earnout liability, $1.2 million in internalization expenses incurred in 2020, and a $1.1 million increase in provisions for impairment. These factors were partially offset by revenue growth of $9.8 million, combined with a $6.2 million increase in gains on sale of real estate.

GAAP net income includes items such as gain or loss on sale of real estate and provisions for impairment, among others, which can vary from quarter to quarter and impact period-over-period comparisons. These fluctuations, combined with increased general and administrative expenses and the increase in our weighted average shares outstanding, contributed to the $0.21 decrease in net earnings per diluted share for the three months ended March 31, 2020.

Adjusted Funds From Operations (AFFO)

The increase in AFFO during the three months ended March 31, 2020, as compared to the three months ended March 31, 2019, was primarily driven by revenue growth, which resulted from rent escalations associated with our same property portfolio, accretive acquisitions and strong portfolio operating performance, as well as a $3.3 million decrease in asset and property management fees as a result of terminating the associated agreements in connection with the Internalization. These factors were partially offset by a $4.7 million increase in general and administrative expense related to incremental compensation and related costs associated with an internalized management structure, and a $5.2 million increase in interest expense associated with incremental borrowings.

The $0.01 decrease in AFFO per diluted share was primarily due to the short-term dilution caused by the immediate increase in BNL’s weighted average shares outstanding resulting from the consideration paid in conjunction with the Internalization. Upon consummation of the transaction in February, BNL began recognizing cash flow and AFFO benefits due to the immediate cost savings achieved by operating  the REIT with an internalized management structure, as compared to the recurring management fees and transaction-based fees incurred under its previous externally-managed structure. Although the full dilutive effect of shares outstanding was recognized at the time of the transaction, we expect the continued cost savings to be substantial and to translate into accretive results on a per share basis over time as the cash flow and AFFO benefits are recognized. Further, we expect this accretion will continue to increase as we grow our portfolio and recognize economies of scale.

COVID-19 PANDEMIC UPDATE

Our results of operations and financial condition are affected by numerous factors, many of which are beyond our control. Key factors that typically impact our results of operations and financial condition, which may be exacerbated by the COVID-19 pandemic, include rental rates, property dispositions, lease renewals and occupancy, acquisition volume, net lease terms, interest expense, general and administrative expenses, tenant bankruptcies, and impairments. Further details regarding the effects of the COVID-19 pandemic on the Company, including the associated risks and potential impact on future operations, can be found in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed today with the Securities and Exchange Commission.

Quick Statistics:

-	April Rent Status: 87.8% rent collected through May 6, 2020, remainder under negotiation
-	May Rent Status: 77.5% rent collected through May 6, 2020
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Requests for Rent Relief: 68 of 181 tenants, or 36.3% of ABR. We have declined approximately 37% of those requests (or 13.6% of ABR) and another approximately 18% of those requests (or 6.4% of ABR) have ceased pursuing the request and are current on their rent.

-	Deferrals granted totaling approximately $1.6 million as of May 6, 2020, with the majority to be repaid fully by the end of 2020
-	Occupancy: 99.5% as of April 30, 2020 and March 31, 2020
-	Liquidity: $95.2 million and $127.6 million in cash and cash equivalents and undistributed 1031 proceeds at March 31, 2020 and April 30, 2020, respectively.

Summary

We continue to monitor the impact of the COVID-19 pandemic and its associated economic and market disruptions on our business, including our results of operations, liquidity and capital resources, and stockholder value. The most direct impact of the pandemic has manifested itself in the form of tenant requests for potential rent relief. We view, evaluate, and process such requests through the lens of four primary objectives:

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Safeguarding stockholder value. We believe that the long-term contractual cash flows from our net leases and the strengths of our tenants’ credit profiles provide the foundation for stockholder value in times of uncertainty. Our objective is to preserve this value by providing relief only in select situations where there is a demonstrated need and we believe the long-term value prospect of providing a rent deferral outweighs the short-term financial burden on BNL.

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Mitigating portfolio risk by preserving or enhancing our standing and contractual rights under our leases. In situations where we do contemplate rent deferment, we ensure our contractual rights under the leases are preserved and look for opportunities to potentially create additional value through, for example, enhanced financial reporting, lease extensions, or the early exercise of a tenant renewal option.

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Working with our tenants on rent deferrals, where appropriate, to help them through the current economic disruption. We understand that the current economic disruption is creating significant operational and financial difficulties for many of our tenants. When we acquire a property and enter into a lease, we view that as the start of a long-term partnership with the tenant. We believe maintaining meaningful relationships with our tenants enhances the probability of lease renewals and historically has provided additional opportunities for growth.

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Disciplined and rigorous analysis and review process. We view each request as a unique situation and employ a rigorous credit and business analysis that focuses on, among other things, industry circumstances, a tenant’s current financial performance, liquidity position, lease structure, geographic location, and regulatory impacts on operations (e.g., stay-at-home orders, essential v. non-essential designations). Tenants requesting rent relief are required to answer certain questions and respond to a formal information request, with the aim of providing us with sufficient additional information to assess the tenant’s current financial health and liquidity and provide the appropriate context for the requested relief. Our team also enquires into whether the tenant has applied for Paycheck Protection Program loan funding under the CARES Act or other available stimulus and reminds all tenants of the potential availability of those funds.

Based on tenant industry and ABR as of March 31, 2020, the following represents the scope of rent relief requests we have received as of April 30, 2020:

	Rent Relief Request as of April 30, 2020				Portfolio Diversification as of March 31, 2020
Tenant Industry	# Properties	ABR ($000s)	% of Portfolio ABR	% of Property Type ABR	# Properties	ABR ($000s)	% of Portfolio ABR
Restaurants	186	$34,357	11.8%	74.1%	246	$46,337	15.9%
Auto Parts & Equipment	25	9,555	3.3%	94.6%	31	10,103	3.5%
Specialized Consumer Services	36	9,077	3.1%	97.4%	37	9,318	3.2%
Healthcare Facilities	29	8,072	2.8%	17.9%	96	45,203	15.6%
Home Furnishings	2	5,185	1.8%	100.0%	2	5,185	1.8%
Home Furnishings Retail	9	3,910	1.3%	32.1%	19	12,195	4.2%
Movies & Entertainment	1	3,125	1.1%	100.0%	1	3,125	1.1%
Personal Products	2	2,899	1.0%	100.0%	2	2,899	1.0%
Air Freight & Logistics	1	2,744	0.9%	42.9%	3	6,400	2.2%
Industrial Machinery	6	2,675	0.9%	49.1%	15	5,454	1.9%
Specialty Stores	1	2,557	0.9%	41.8%	15	6,114	2.1%
Distillers & Vintners	1	2,344	0.8%	100.0%	1	2,344	0.8%
Internet & Direct Marketing Retail	1	2,280	0.8%	49.9%	2	4,564	1.6%
Construction Machinery & Heavy Truck	1	1,972	0.7%	100.0%	1	1,972	0.7%
Food Retail	1	1,860	0.6%	100.0%	1	1,860	0.6%
Footwear	1	1,761	0.6%	100.0%	1	1,761	0.6%
Automotive Retail	6	1,717	0.6%	87.4%	8	1,964	0.7%
Data Processing & Outsourced Services	1	1,580	0.5%	100.0%	1	1,580	0.5%
Marine	1	1,571	0.5%	100.0%	1	1,571	0.5%
Life Sciences Tools & Services	3	1,449	0.5%	36.5%	5	3,973	1.4%
Automobile Manufacturers	1	1,104	0.4%	100.0%	1	1,104	0.4%
Healthcare Services	1	1,058	0.4%	13.0%	16	8,143	2.8%
Food Distributors	1	1,031	0.4%	8.1%	7	12,670	4.4%
Paper Packaging	1	793	0.3%	20.1%	3	3,948	1.4%
Commodity Chemicals	3	783	0.3%	56.3%	4	1,392	0.5%
Miscellaneous	—	—	—	—	117	89,367	30.6%
Total	321	$105,459	36.3%	N/A	636	$290,546	100.0%

Based on property type and ABR as of March 31, 2020, the following represents the scope of rent relief requests we have received as of April 30, 2020:

	Rent Relief Request as of April 30, 2020				Portfolio Diversification as of March 31. 2020
Property Type	# Properties	ABR ($000s)	% of Portfolio ABR	% of Property Type ABR	# Properties	ABR ($000s)	% of Portfolio ABR
Industrial	45	$43,587	15.0%	34.5%	113	$126,477	43.5%
Healthcare	33	10,579	3.7%	18.5%	122	57,115	19.7%
Restaurant	186	34,357	11.8%	75.2%	245	45,673	15.7%
Office	3	4,705	1.6%	16.5%	17	28,491	9.8%
Retail	53	10,371	3.6%	37.2%	128	27,855	9.6%
Other	1	1,860	0.6%	37.7%	11	4,935	1.7%
Total	321	$105,459	36.3%	N/A	636	$290,546	100.0%

Liquidity Position

To strengthen our liquidity position and preserve our financial flexibility, we borrowed an additional $75 million on our senior unsecured revolving credit facility at quarter end. Borrowings under the revolving credit facility are subject to interest only payments at variable rates equal to LIBOR plus a margin based on our credit rating. Based on our current investment grade credit rating from Moody’s Investors Service of Baa3, the applicable margin is 1.20%. During the first quarter we also sold 10 properties for net cash proceeds of $35.4 million and reverted that cash from 1031 exchange accounts back to our operating account, further bolstering our overall cash position. As of March 31, 2020, and April 30, 2020, we had $95.2 million and $127.6 million, respectively, in cash and cash equivalents and undistributed 1031 proceeds on hand. With the incremental borrowings and other liquidity-enhancing moves, we believe we have enough cash on hand to cover operating expenses and interest payments on all of the REIT’s debt for the next four quarters, prior to collecting another dollar of rent after March.

REAL ESTATE PORTFOLIO UPDATE

As of March 31, 2020, we owned a diversified portfolio of 635 individual net leased commercial properties located in 41 U.S. states and one property located in British Columbia, Canada, and comprising approximately 27.4 million rentable square feet of operational space. As of March 31, 2020, all but five of our properties were subject to a lease, and our properties were occupied by 181 different commercial tenants, with no single tenant accounting for more than 2.9% of ABR. We calculate ABR as cash rent due for the last month of the reporting period, adjusted to remove rent from properties sold during the month and to include a full month of contractual cash rent for properties acquired during the month, and annualized. Properties under leases represent 99.6% of our portfolio’s rentable square footage. The ABR weighted average annual minimum rent increases on properties in the portfolio as of March 31, 2020, was 2.1%.

During the three months ended March 31, 2020, we sold 10 properties representing 0.9% of our December 31, 2019 gross asset value, at a weighted average capitalization rate of 6.6%, for net proceeds of $35.4 million, and recognized a gain on disposal of $7.6 million. We did not acquire any real estate properties during the first quarter of 2020.

CAPITAL MARKETS ACTIVITIES

On February 7, 2020, in connection with closing the Internalization, we issued approximately 780,893 shares of our common stock, and Broadstone Net Lease, LLC, our Operating Company (“OP”) issued approximately 1,319,513 membership units (“OP Units”) and we and the OP paid approximately $31.0 million in cash, with the aggregate value of the common stock, OP Units, and cash issued equal to approximately $209.5 million. In addition, the OP assumed approximately $90.5 million of debt. Concurrent with the closing, we refinanced $60 million of the assumed debt with proceeds from a new $60 million term loan agreement maturing on February 28, 2022 (the “2022 Unsecured Term Loan”) and repaid the remaining $30.5 million using borrowings from our revolving credit facility. Borrowings under the 2022 Unsecured Term Loan are subject to interest only payments at variable rates equal to LIBOR plus a margin based on our credit rating. Based on our current investment grade credit rating, the applicable margin is 1.25%. The remainder of the assumed debt was repaid with borrowings under our revolving credit facility.

DETERMINED SHARE VALUE

At its May 7, 2020, meeting, our board of directors voted to set the determined share value (“DSV”) at $82.00 per share until July 31, 2020, compared to the prior DSV of $85 per share (a 3.5% decline). The DSV is established in good faith by the board of directors based upon the net asset value (“NAV”) of our portfolio, input from management and third-party consultants, and such other factors as the board of directors may determine. The Company’s NAV calculation as of March 31, 2020, was consistently calculated using the Company’s established valuation process, starting with an estimate of the fair value of the properties in the portfolio as of that date based upon, among other factors, the implied market price for each asset based upon our review of market capitalization rates. The Company did not adjust the values of its real estate assets to estimate any potential impact from the COVID-19 pandemic on its portfolio as of March 31, 2020. Given the current economic downturn and significant reduction in real estate transactions in the wake of the pandemic, it is likely that we will be unable to obtain or utilize comparable sales data as part of our valuation process for several calendar quarters. The board of directors will continue to utilize all available valuation information when setting the DSV in future periods as the impacts of the COVID-19 pandemic on real estate asset values continues to unfold.

The decline in the Company’s NAV during the first quarter was due to a decrease in the estimated value of the Company’s real estate investments (driven mainly by downward adjustments to fair value associated with properties leased to our largest tenant, who declared bankruptcy in March, and current quarter disposition activity), combined with a decline in market interest rates during the first quarter, which led to an increase in our estimated fair value of debt (and a corresponding decline in NAV). Additional information regarding our valuation policy and procedures, including significant assumptions used to value our real estate portfolio and corresponding sensitivity disclosures, and the determination of the DSV by the board of directors, is available in Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” in our 2019 Annual Report on Form 10-K filed with the SEC on February 27, 2020, under the heading Determined Share Value.

DISTRIBUTIONS

At its May 7, 2020 meeting, our board of directors undertook a full review of our rent collection results for April, preliminary collection results for May, our outlook for collections in future months, and our overall liquidity position. Given the economic uncertainty and rapidly evolving circumstances related to the COVID-19 pandemic and current tenant rent relief requests, to preserve cash and strengthen our liquidity position, the board determined that we would temporarily suspend our monthly distribution. The previously announced distribution of $0.44 per common share and OP Unit for the month of April will remain payable on May 15, 2020. The board of directors will re-evaluate whether or not to reinstate a distribution at its August 2020 meeting. In connection with that re-evaluation, the board will consider the impact the COVID-19 pandemic has had on the Company’s results of operations through that time and, based upon the Company’s determination of its progress against its growth initiatives, will also evaluate the appropriate payout ratio and payment frequency for any future distributions. We intend to maintain BNL’s REIT status and intend to make a special distribution in 2020 if it becomes necessary to do so based on the ultimate decisions with respect to future distributions.

INVESTOR CALL

The Company will host a conference call on Tuesday, May 12, 2020, at 12:00 p.m. ET to discuss the results. BNL shareholders and interested parties are invited to join the conference call and presentation.

To access the live webcast, please visit: https://services.choruscall.com/links/bnl200512.html. If you prefer to listen via phone, please dial: 1-888-349-0109 and request to join the Broadstone Net Lease, Inc. call. International callers may dial 1-412-542-4109, and Canadian participants may dial 1-855-669-9657.

To view a replay of the call, please visit: http://investors.bnl.broadstone.com through May 26, 2020.

About Broadstone Net Lease, Inc.

Broadstone Net Lease, Inc. (“BNL”) is an internally-managed REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. We utilize an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of March 31, 2020, BNL’s diversified portfolio consisted of 635 properties in 41 U.S. states and one property in Canada across the industrial, healthcare, restaurant, office, and retail property types, with an aggregate gross asset value of approximately $4.0 billion. For additional information about BNL, please visit its corporate website at http://investors.bnl.broadstone.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, local real estate conditions, tenant financial health, property acquisitions and the timing of these acquisitions, the availability of capital to finance planned growth, and BNL’s success in its deleveraging efforts. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of BNL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which we filed with the SEC on February 27, 2020. These documents, which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. BNL expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. A reconciliation of FFO and AFFO to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 31, 2020	December 31, 2019
Assets
Accounted for using the operating method, net of accumulated depreciation	$3,367,566	$3,415,400
Accounted for using the direct financing method	39,961	41,890
Investment in rental property, net	3,407,527	3,457,290
Cash and cash equivalents	93,151	12,455
Accrued rental income	84,932	84,534
Tenant and other receivables, net	1,287	934
Prepaid expenses and other assets	12,397	12,613
Interest rate swap, assets	—	2,911
Goodwill	339,769	—
Intangible lease assets, net	320,418	331,894
Debt issuance costs – unsecured revolving credit facility, net	2,081	2,380
Leasing fees, net	12,492	12,847
Total assets	$4,274,054	$3,917,858

Liabilities, mezzanine equity and equity
Unsecured revolving credit facility	$353,300	$197,300
Mortgages and notes payable, net	110,464	111,793
Unsecured term notes, net	1,672,587	1,672,081
Interest rate swap, liabilities	79,622	24,471
Earnout liability	44,296	—
Accounts payable and other liabilities	35,835	37,377
Accrued interest payable	9,764	3,594
Intangible lease liabilities, net	89,673	92,222
Total liabilities	2,395,541	2,138,838

Commitments and contingencies

Mezzanine equity
Common stock, 781 shares issued and outstanding at March 31, 2020	66,376	—
Non-controlling interests	112,158	—
Total mezzanine equity	178,534	—

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 80,000 shares authorized, 26,074 and 26,001 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	26	26
Additional paid-in capital	1,899,616	1,895,935
Cumulative distributions in excess of retained earnings	(233,067)	(208,261)
Accumulated other comprehensive loss	(73,138)	(20,086)
Total Broadstone Net Lease, Inc. stockholders’ equity	1,593,437	1,667,614
Non-controlling interests	106,542	111,406
Total equity	1,699,979	1,779,020
Total liabilities, mezzanine equity and equity	$4,274,054	$3,917,858

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the three months ended March 31,
	2020	2019
Revenues
Lease revenues, net	$78,231	$68,430

Operating expenses
Depreciation and amortization	31,219	24,310
Asset management fees	2,461	5,120
Property management fees	1,275	1,885
Property and operating expense	4,115	4,390
General and administrative	5,842	1,103
Provision for impairment of investment in rental properties	2,133	1,017
Total operating expenses	47,045	37,825

Other income (expenses)
Interest income	9	1
Interest expense	(20,991)	(15,828)
Cost of debt extinguishment	(22)	(713)
Gain on sale of real estate	7,619	1,400
Income taxes	(549)	(443)
Internalization expenses	(1,205)	—
Change in fair value of earnout liability	(4,177)	—
Other losses	(22)	—
Net income	11,848	15,022
Net income attributable to non-controlling interests	(1,032)	(1,084)
Net income attributable to Broadstone Net Lease, Inc.	$10,816	$13,938

Weighted average number of common shares outstanding
Basic	26,527	22,335
Diluted	29,053	24,072
Net earnings per common share
Basic and diluted	$0.41	$0.62
Comprehensive (loss) income
Net income	$11,848	$15,022
Other comprehensive income (loss)
Change in fair value of interest rate swaps	(58,062)	(12,624)
Realized gain on interest rate swaps	(42)	(81)
Comprehensive (loss) income	(46,256)	2,317
Comprehensive loss (income) attributable to non-controlling interests	4,020	(167)
Comprehensive (loss) income attributable to Broadstone Net Lease, Inc.	$(42,236)	$2,150

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO and AFFO for the three months ended March 31, 2020 and 2019. Also presented is the weighted average number of shares of our common stock and OP units used for the basic and diluted per share computation:

	For the three months ended
(in thousands, except per share data)	March 31,
	2020	2019
Net income	$11,848	$15,022
Real property depreciation and amortization	31,210	24,310
Gain on sale of real estate	(7,619)	(1,400)
Provision for impairment on investment in rental properties	2,133	1,017
FFO	$37,572	$38,949
Capital improvements / reserves	—	(49)
Straight-line rent adjustment	(1,612)	(5,143)
Adjustment to provision for credit losses	(17)	—
Cost of debt extinguishment	22	713
Amortization of debt issuance costs	888	553
Amortization of net mortgage premiums	(35)	(35)
Gain on interest rate swaps and other non-cash interest expense	(42)	(81)
Amortization of lease intangibles	(1,138)	(738)
Internalization expenses	1,205	—
Severance	26	—
Change in fair value of earnout liability	4,177	—
Other losses	22	—
AFFO	$41,068	$34,169

Diluted WASO	29,053	24,072

Net earnings per share, basic and diluted	$0.41	$0.62
FFO per diluted share	1.29	1.62
AFFO per diluted share	1.41	1.42

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO and AFFO, each of which are non-GAAP measures. We believe the use of FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. To derive AFFO, we modify the Nareit computation of FFO to include other adjustments to GAAP net income related to certain non-cash and non-recurring revenues and expenses, including straight-line rents, contingent earnout expense (income), cost of debt extinguishments, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gains or losses on foreign currency transactions, internalization expenses, extraordinary items, and other specified non-cash items. We believe that such items are not a result of normal operations and thus we believe excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors.

Our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rentals over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. We further exclude costs or gains recorded on the extinguishment of debt, contingent consideration expense (income), non-cash interest expense and gains, the amortization of debt issuance costs, net mortgage premiums, and lease intangibles, realized gains and losses on foreign currency transactions, and internalization expenses, as these items are not indicative of ongoing operational results. We use AFFO as a measure of our performance when we formulate corporate goals.

FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses. FFO and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of AFFO accordingly.